Exhibit 99.1

Press Release

Innovative Solutions & Support, Inc. Announces Results for First Quarter 2006

Exton, PA.—(BUSINESS WIRE)—January 26, 2006—Innovative Solutions & Support, Inc. (NASDAQ: ISSC) today announced financial results for the period ended December 31, 2005, the first quarter of fiscal 2006.

For the first quarter, Flat Panel System sales were $3.1 million, a better than tenfold increase from $0.3 million in the prior year’s first quarter.  For the quarter, Flat Panel Systems orders were a record $9.4 million and ending Flat Panel Systems backlog a record $12.1 million.  Total first quarter 2006 revenues were $5.4 million compared to $19.0 million in the prior year’s first quarter.

Roman Ptakowski, President of Innovative Solutions & Support, Inc.,  commented, “We achieved record levels of Flat Panel Systems revenues, orders and backlog as we continue to experience accelerating interest from an increasing variety of markets.   Our goal is to expand our Flat Panel Systems opportunity by targeting markets consisting of large numbers of aircraft, furthering our price leadership, and exploring partnerships and other alliances that can help drive growth.”

Net income in the first quarter of fiscal 2006 was essentially breakeven. This compared to $6.2 million or thirty four cents ($0.34) per fully diluted share in the first quarter of fiscal 2005.   The Company ended the period with $83 million of cash and a total backlog of $18.2 million.   Please refer to the accompanying schedules highlighting our Statement of Operations and Balance Sheet.

Mr. Ptakowski continued, “We are very pleased that we were able to post a modest profit this quarter despite significantly lower volumes of Air Data product shipments relative to last year when demand benefited from the approaching RVSM compliance deadlines.  We remain confident that demand for Air Data products will rebound, especially from the general aviation fleet that missed the January, 2005 deadline, as well from the aging fleets of both commercial and military aircraft.  Our recent $7.4 million contract with the Department of Defense underscores the Company’s position as a leading supplier of Air Data equipment to all major aviation markets.”

The company will host a conference call tomorrow morning, January 27, 2006 at 10:00 am local time (EST) to discuss these results as well as our business outlook and recent new business. Please call in to participate at (866) 425-6191, conference ID# 6936252.

Also, our web site (www.innovative-ss.com) will carry the conference call live and have it available for subsequent listening for a period of 30 days.

Headquartered in Exton, PA. Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator engaged in the design, manufacture and marketing of Air Data,  Flight Information Computers, Engine and Fuel Measurement and Control Computers, Flat Panel Display Systems and advanced monitoring systems that measure and display critical flight information.  This includes data relative to aircraft separation, airspeed and altitude as well as fuel and instrument measurements.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflects management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Mr. James Reilly at (610) 646-9800

Innovative Solutions and Support, Inc.

Balance Sheet

	Actual	Actual
	September 30, 2005	December 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$83,172,582	$82,631,890
Accounts receivable	5,479,936	5,316,834
Inventories	3,911,626	3,648,493
Deferred income taxes	956,070	701,102
Prepaid expenses	4,028,498	4,314,267
Total current assets	97,548,712	96,612,586

Property and equipment, net	9,361,052	9,262,409

Other assets	125,114	518,114

TOTAL ASSETS	$107,034,878	$106,393,109

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of note payable	$100,000	$100,000
Current portion of capitalized lease obligation	7,257	7,257
Accounts payable	305,516	337,265
Accrued expenses	3,503,814	2,561,927
Deferred revenue	176,650	209,611
Total current liabilities	4,093,237	3,216,060

Note payable	4,235,000	4,235,000
Capitalized lease obligation	13,113	10,537
Deferred revenue	191,463	173,845
Deferred income taxes	635,967	581,307

SHAREHOLDERS’ EQUITY:
Common stock	18,047	18,058
Additional paid-in capital	41,926,318	42,230,444
Retained earnings	55,921,733	55,927,858
Total shareholders’ equity	97,866,098	98,176,360

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$107,034,878	$106,393,109

Innovative Solutions and Support, Inc.

Statement of Operations

	Three months ended
	December 31,
	2004	2005

Revenues	$18,978,804	$5,405,387

Cost of Sales	6,182,143	2,702,018

Gross profit	12,796,661	2,703,369

Research and development	1,271,531	1,535,001
Selling, general and administrative	2,028,467	1,896,836

Operating income (loss)	9,496,663	(728,468)

Interest income	283,250	781,445
Interest expense	(39,738)	(43,512)

Income before income taxes	9,740,175	9,465

Income tax expense	3,547,372	3,340

Net Income	$6,192,803	$6,125

Net Income per Common Share
Basic	$0.35	$0.00
Diluted	$0.34	$0.00

Weighted Average Shares Outstanding
Basic	17,752,707	18,055,243
Diluted	18,270,413	18,272,423